                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                                  June 20, 2005

                Date of Report (date of earliest event reported)

                             COGNIGEN NETWORKS, INC.
                             -----------------------
             (Exact name of registrant as specified in its charter)

          Colorado                                     0-11730                                84-1089377
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(State or other jurisdiction                   (Commission File No.)                        I.R.S. Employer
        of incorporation)                                                                (Identification No.)

6405 218th Street, SW, Suite  305, Mountlake Terrace, Washington                     98403
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(Address of principal executive offices)                                          (Zip Code)

                                 (425) 329-2300
                                 --------------
              (Registrant's telephone number, including area code)

               _____________________N/A___________________________
          (Former name or former address, if changed since last report)

Item 1.01.  Entry Into a Material Definitive Agreement.

On June 20, 2005, we entered into an Agreement Granting a First Right of Refusal to Purchase  Enterprise  Assets with the  Anderson  Family  Trust No. 1 ("AFT").
Pursuant to the Agreement,  in consideration  for a payment of $15,000,  the AFT granted us a First Right of Refusal ("FRR") to purchase certain of the assets of the Cantara Agency that were granted by us to the Cantara  Agency  pursuant to a
Stock Redemption Agreement dated November 30, 2001. Therefore,  if a third party offers to purchase  such assets by December 30, 2005, we have the first right of refusal to match that offer within 10 working days after our receipt of the FRR.
The $15,000 is credited  against the purchase price if we exercise our FRR or is refunded  to us if  Cantara  is sold to a third  party  for  which  we were  not provided  with the FRR. If we do not exercise our FRR and we were  provided with our FRR, the $15,000 is deemed fully earned by the AFT.

Kevin E.  Anderson  and his family are the  beneficiaries  of the AFT.  Kevin E.
Anderson  might be deemed to  beneficially  own the 1,158,505 of our shares that are owned by the AFT and  Cognigen  Corporation,  which is  approximately  98.9%
owned by the AFT. As a result of this  ownership,  the AFT and Kevin E. Anderson may be deemed to beneficially own about 13.2% of our outstanding shares.

In addition, we pay Kevin E. Anderson, Inc. a consulting fee of $4,000 per month and pay for Kevin E.  Anderson,  Inc.'s  internet  connection  of about $500 per month.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

10.1. An Agreement Granting a First Right of Refusal to Purchase Enterprise Assets

                                   SIGNATURES

     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

Dated: June 23, 2005                                     COGNIGEN NETWORKS, INC.

                                                         /s/ Thomas S. Smith
                                                         -------------------
                                                         Thomas S. Smith
                                                         President and Chief Executive Officer

                                  EXHIBIT INDEX

10.1 An Agreement Granting a First Right of Refusal to Purchase Enterprise Assets